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Exhibit (a)(1)(i)

OFFER TO PURCHASE

HOSPITALITY PROPERTIES TRUST

Offer To Purchase For Cash Any And All Of Its Outstanding
3.80% Convertible Senior Notes Due 2027
(CUSIP Nos. 44106MAK8 and 44106MAJ1)

         Hospitality Properties Trust ("HPT" or the "Company") is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal"), any and all of its outstanding 3.80% Convertible Senior Notes due 2027 (the "Notes"), from holders of the Notes. The offer to purchase, on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, is referred to herein as the "Offer."

         Subject to the terms and conditions of the Offer, holders who validly tender and do not properly withdraw their Notes at or prior to the Expiration Date, defined below, will receive $1,000 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the Payment Date (as defined herein) for the Notes accepted for payment.

         The Offer is subject to the satisfaction of the conditions to the Offer set forth herein. For additional information, see the section entitled "Terms of the Offer—Conditions to the Offer" beginning on page 15 of this Statement.

See "Certain Significant Considerations" beginning on page 17 for a discussion of certain factors that should be considered in evaluating the Offer.

         As of December 31, 2009, there was $264,750,000 aggregate principal amount of the Notes outstanding. The Notes are convertible into our common shares of beneficial interest, par value $.01 per share ("common shares"), at the conversion rate of 19.8018 common shares per $1,000 principal amount of the Notes or a conversion price (subject to adjustment) of $50.50 per share. The Notes are not listed on any national securities exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. However, the Notes are eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages Market of the Nasdaq Stock Market, Inc. (the "PORTAL Market"). Our common shares are currently traded on the New York Stock Exchange ("NYSE") under the symbol "HPT." The closing price of our common shares on March 12, 2010 was $23.69 per share.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON APRIL 9, 2010, UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

         OUR BOARD OF TRUSTEES HAS APPROVED THE OFFER. HOWEVER, NONE OF HPT, ANY MEMBER OF OUR BOARD OF TRUSTEES, THE DEALER MANAGERS FOR THE OFFER, THE DEPOSITARY FOR THE OFFER OR THE INFORMATION AGENT FOR THE OFFER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES, AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR NOTES WITH YOUR BROKER OR OTHER FINANCIAL ADVISORS AND TAX ADVISORS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE OFFER IS BEING MADE TO ALL HOLDERS OF THE NOTES. WE ARE NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER IS PROHIBITED BY APPLICABLE LAW. IF WE BECOME AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS SO PROHIBITED, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, WE CANNOT COMPLY WITH ANY SUCH LAW, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS RESIDING IN SUCH JURISDICTION.

         Questions and requests for assistance may be directed to the Dealer Managers or the Information Agent at their respective addresses and telephone numbers appearing on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent, and copies will be furnished promptly at HPT's expense.

The Dealer Managers for the Offer are:

BofA Merrill Lynch	BNY Mellon Capital Markets, LLC	Citi

March 15, 2010

 TABLE OF CONTENTS

SUMMARY TERM SHEET	4
HOSPITALITY PROPERTIES TRUST	8
PURPOSE OF THE OFFER	8
SOURCE AND AMOUNT OF FUNDS	8
MARKET PRICE INFORMATION	9
TERMS OF THE OFFER	10
SECURITY OWNERSHIP	17
CERTAIN SIGNIFICANT CONSIDERATIONS	17
WARNING CONCERNING FORWARD LOOKING STATEMENTS	19
STATEMENT CONCERNING LIMITED LIABILITY	20
WHERE YOU CAN FIND MORE INFORMATION	20
DOCUMENTS INCORPORATED BY REFERENCE	20
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	21
THE DEALER MANAGERS, DEPOSITARY AND INFORMATION AGENT	26

        In this Offer to Purchase, "Hospitality Properties Trust," "HPT," "we," "us," "our" and the "Company" refer to Hospitality Properties Trust and do not include its subsidiaries, unless the context requires otherwise, and except that such references in the sections of this Offer to Purchase entitled "Hospitality Properties Trust" and "Warning Concerning Forward Looking Statements" are to Hospitality Properties Trust and its consolidated subsidiaries.

 IMPORTANT

        No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase and the Letter of Transmittal, and, if given or made, such information or representations should not be relied upon as having been authorized by HPT, the Dealer Managers, the Depositary (as defined herein) or the Information Agent (as defined herein). This Offer to Purchase and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of HPT by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and related documents nor any purchase of Notes will, under any circumstances, create any implication that the information contained in this Offer to Purchase or such other documents is current as of any time after the date of any such document. HPT disclaims any obligation to update or revise any of the information contained or incorporated by reference herein to the extent not otherwise required by applicable law.

        We and our affiliates, including our executive officers and trustees, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from purchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, through repurchase or redemption of the Notes pursuant to their terms, or through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

        The CUSIP numbers referenced in this Offer to Purchase have been assigned by Standard & Poor's Corporation and is included solely for the convenience of the holders. None of HPT, the Dealer Managers, the Depositary or the Information Agent is responsible for the selection or use of the above-referenced CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

        We reserve the right to terminate or extend the Offer if any condition of the Offer is not satisfied or waived by us and otherwise to amend the Offer in any respect. If we amend a condition to the Offer, we will give holders notice of such amendment as may be required by applicable law.

        This Offer to Purchase and the accompanying Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

 SUMMARY TERM SHEET

        The following are answers to some of the questions that you, as a holder, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase, the Letter of Transmittal and the documents that are incorporated in this Offer to Purchase by reference because the information in this summary is not complete and such documents contain important information.

Who is offering to purchase the Notes?

        Hospitality Properties Trust, a Maryland real estate investment trust and the issuer of the Notes, is offering to purchase the Notes.

What class of securities is sought in the Offer?

        We are offering to purchase any and all of our outstanding 3.80% Convertible Senior Notes due 2027, which we refer to as the "Notes."

Why is HPT making the Offer?

        We are making the Offer in order to acquire any or all of the outstanding Notes on an orderly basis in advance of the anticipated exercise by the holders of the Notes of their repurchase rights on March 20, 2012. You should read the section entitled "Purpose of the Offer" beginning on page 8 for more information.

What will HPT do with the Notes purchased?

        We will cancel the Notes that we purchase in the Offer and those Notes will cease to be outstanding.

How much is HPT offering to pay for the Notes?

        We are offering to pay $1,000 in cash plus accrued and unpaid interest up to, but not including, the Payment Date for each $1,000 principal amount of Notes.

How many Notes will HPT purchase?

        We will purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the Notes that are validly tendered and not properly withdrawn.

Is HPT making any recommendation about the Offer?

        Neither we nor any member of our board of trustees, the Dealer Managers, the Depositary or the Information Agent is making any recommendation as to whether or not you should tender your Notes pursuant to the Offer. Holders should determine whether or not to tender their Notes pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

Does HPT have the financial resources to purchase the Notes?

        HPT expects that cash on hand and borrowings under its revolving credit facility will provide the funds required to purchase all of the Notes sought pursuant to the Offer and to pay all fees and expenses in connection therewith. HPT's obligation to purchase Notes validly tendered and not properly withdrawn is not subject to any financing condition. You should read the section entitled "Source and Amount of Funds" on page 8 and the section entitled "Terms of the Offer—Conditions to the Offer" on page 15 for more information.

What is the market value of the Notes?

        The Notes are not listed on any national securities exchange. The Notes are eligible for trading on the PORTAL Market. However, there is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. The Notes are convertible into our common shares at the conversion rate of 19.8018 common shares per $1,000 principal amount of the Notes or a conversion price (subject to adjustment) of $50.50 per share. Our common shares are traded on the NYSE under the symbol "HPT." On March 12, 2010 the closing price per share of our common shares as reported on the NYSE was $23.69. You should read the sections entitled "Market Price Information" on page 9 and "Certain Significant Considerations" on page 17 for more information.

How do I tender Notes?

        There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

  (1)
  If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes;

  (2)
  If your Notes are held of record by The Depository Trust Company ("DTC"), you may tender them through DTC's Automated Tender Offer Program ("ATOP"); or

  (3)
  If your Notes are registered in your name,

  (a)
  complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions in the Letter of Transmittal,

  (b)
  mail or deliver the Letter of Transmittal and any other required documents to D.F. King & Co., Inc. which we refer to as the "Depositary," at the address set forth on the back cover of this Offer to Purchase, and

  (c)
  either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase.

        As of the date hereof, all of the Notes are held in book-entry form through DTC and unless physical certificates are issued following the date hereof, the tendering procedures for book-entry street name holdings described herein should be followed except for Notes registered in the name of DTC or its nominees. However, in the event that after the date hereof physical certificates evidencing the Notes are issued to other than DTC or its nominee, then any holder of the Notes must complete and sign the Letter of Transmittal, and deliver such Letter of Transmittal and any other documents required by the Letter of Transmittal, together with certificate(s) representing all such tendered Notes, to the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date.

        We have not provided guaranteed delivery provisions in connection with the Offer. You must tender your Notes in accordance with the procedures set forth herein.

        You should read the section entitled "Terms of the Offer—Procedure for Tendering Notes" beginning on page 11 for more information on how to tender your Notes.

Are there any significant conditions to the Offer?

        Notwithstanding any other provision of the Offer (or any extensions or amendments thereof), we will not be required to accept for payment, or pay for, any Notes tendered if the conditions described in the section entitled "Terms of the Offer—Conditions to the Offer" beginning on page 15 are not satisfied (or waived). The Offer is not subject to any financing or minimum tender condition.

What will happen if the conditions to the Offer are not satisfied?

        If any condition to the Offer is not satisfied (or waived), we may elect not to purchase any Notes tendered in the Offer, we may terminate the Offer or we may, subject to Rule 14e-l under the Exchange Act, extend or amend the Offer or postpone the acceptance of any Notes tendered or delay payment for Notes accepted for payment with respect to the Offer. You should read the section entitled "Terms of the Offer—Conditions to the Offer" beginning on page 15 for more information.

When does the Offer expire?

        The Offer expires at midnight, New York City time, on April 9, 2010, unless we extend the Offer in our sole discretion.

Can the Offer be extended, amended or terminated and under what circumstances?

        We may extend or amend the Offer in our sole discretion. We may extend the Offer until the conditions to the completion of the Offer described in the section entitled "Terms of the Offer—Conditions to the Offer" beginning on page 15 are satisfied (or waived). We may amend the Offer in any respect by giving written notice of such amendment to the Depositary and making a public announcement of the amendment.

        If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. We may terminate the Offer under certain circumstances. You should read the section entitled "Terms of the Offer—Extension, Waiver, Amendment and Termination" on page 16 for more information.

How will holders of Notes be notified if the Offer is extended?

        If we extend the Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release. You should read the section entitled "Terms of the Offer—Extension, Waiver, Amendment and Termination" on page 16 for more information.

        In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

When will we make payment for tendered Notes?

        We will make payment for your Notes promptly after the date on which we accept all Notes validly tendered and not properly withdrawn, such date the "Payment Date". You should read the section entitled "Terms of the Offer—General" beginning on page 10 for more information.

Can holders withdraw tendered Notes?

        You may withdraw your tendered Notes at any time on or before the Offer expires at midnight, New York City time, on April 9, 2010 or, if the Offer is extended, the time and date when the extended Offer expires. You also may withdraw your Notes if we have not accepted them for payment by May 10, 2010.

How do holders withdraw previously tendered Notes?

        To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary or a Request Message through ATOP with the required information before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes, but you may re-tender your Notes by again following the proper tender procedures. You should read the section entitled "Terms of the Offer—Withdrawal of Tendered Notes" beginning on page 14 for more information on how to withdraw previously tendered Notes.

What happens to Notes that are not tendered?

        Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. You should read the section entitled "Certain Significant Considerations" beginning on page 17 for more information.

Can holders still convert Notes into HPT's common shares?

        Yes. You may convert Notes not tendered in the Offer or Notes tendered in the Offer only if you properly withdraw your Notes before your right to withdraw has expired. The Notes are convertible into our common shares at the conversion rate of 19.8018 common shares per $1,000 principal amount of the Notes or a conversion price (subject to adjustment) of $50.50 per share. On March 12, 2010, the closing price of our common shares, as reported on the NYSE, was $23.69 per share.

What are the material tax consequences to holders if they tender their Notes?

        Holders should consult their own tax advisors regarding the United States federal, state, local and foreign income, franchise, personal property and any other tax consequences of tendering Notes pursuant to the Offer. A United States Holder (as defined below in the section entitled "Material United States Federal Income Tax Consequences") who sells a Note to us pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the amount received in exchange for the Note (other than amounts representing accrued but unpaid interest which will be taxable as interest income) and such United States Holder's adjusted tax basis in the Note sold. Subject to the market discount rules, any such gain or loss will generally be capital gain or loss. See "Material United States Federal Income Tax Consequences—United States Holders" beginning on page 21. Non-United States Holders (as defined below in the section entitled "Material United States Federal Income Tax Consequences") should refer to "Material United States Federal Income Tax Consequences—Non-United States Holders" beginning on page 23 for a discussion of the material United States federal income tax consequences applicable to Non-United States Holders.

Do holders have to pay a brokerage commission for tendering Notes?

        No brokerage commissions are payable by holders to us, the Dealer Managers, the Depositary or the Information Agent in connection with the tender of their Notes in the Offer. If your Notes are held by a nominee, such nominee may charge you a transaction amount. Except as set forth in Instruction 7 of the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

Where can holders get more information regarding the Offer?

        If you have any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal, please contact D.F. King & Co., Inc., the Information Agent for the Offer (the "Information Agent"), at the phone number or the address set forth on the back cover of this Offer to Purchase. You also may contact the Dealer Managers for the Offer, at their respective telephone numbers or addresses set forth on the back cover of this Offer to Purchase. Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

 HOSPITALITY PROPERTIES TRUST

        We are a real estate investment trust organized under the laws of the state of Maryland that owns hotels and travel centers. As of December 31, 2009, we owned 289 hotels and 185 travel centers located in 44 states in the United States, Canada and Puerto Rico in which we have invested approximately $6.4 billion.

        Our principal executive offices are located at 400 Centre Street, Newton, Massachusetts, 02458, and our telephone number is (617) 964-8389.

PURPOSE OF THE OFFER

        We are making the Offer in order to acquire any or all of the outstanding Notes. We will cancel the Notes that we purchase in the Offer, and those Notes will cease to be outstanding.

        On March 20, 2012, as well as on March 15, 2017 and March 15, 2022 or upon the occurrence of certain change of control transactions prior to March 20, 2012, holders of our outstanding Notes may require us to repurchase all or a portion of the Notes at a price in cash equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest. As of December 31, 2009, there was outstanding $264,750,000 aggregate principal amount of Notes. We are making this Offer at this time in order to give us the ability to repurchase the Notes on an orderly basis in advance of the anticipated exercise of the repurchase rights on March 20, 2012.

        In addition, if we are unable to refinance or restructure the Notes or obtain additional debt or equity capital, on favorable terms, or at all, we may face substantial liquidity challenges and we may be forced to reduce or delay capital or other material expenditures, including disposing of material assets to meet our potential repurchase and other obligations.

SOURCE AND AMOUNT OF FUNDS

        We would need approximately $265.5 million to purchase all of the Notes outstanding as of March 12, 2010, assuming a purchase price per $1,000 principal amount of Notes of $1,000, plus accrued and unpaid interest up to, but not including the anticipated Payment Date of April 12, 2010. We intend to use a combination of cash on hand and borrowings under our revolving credit facility to pay for all the Notes that we purchase in the Offer. As of March 12, 2010, we had $128.0 million of cash and cash equivalents.

        We maintain a revolving credit facility with a group of institutional lenders. The maturity date of our revolving credit facility is October 24, 2010 and, subject to certain conditions, we have the option to extend the facility for one additional year upon payment of an extension fee. The annual interest rate payable for drawn amounts under the facility is LIBOR plus a spread (0.78% at March 12, 2010). We may borrow up to $750,000,000 under the revolving credit facility. Borrowings under our revolving credit facility are unsecured. We may draw, repay and redraw funds until maturity, and no principal repayment is due until maturity. As of March 12, 2010, we had no outstanding borrowings under our revolving credit facility. Our revolving credit facility agreement contains a number of financial ratio covenants which generally restrict our ability to incur debts, including debts secured by mortgages on our properties, in excess of calculated amounts, require us to maintain a minimum net worth, restrict our ability to make distributions under certain circumstances and require us to maintain various financial ratios. As of December 31, 2009, we were in compliance with all of our covenants under our revolving credit facility agreement.

 MARKET PRICE INFORMATION

        The Notes are not listed on any national securities exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. However, the Notes are eligible for trading on the PORTAL Market. The Notes are convertible into our common shares at the conversion rate of 19.8018 common shares per $1,000 principal amount of the Notes or a conversion price (subject to adjustment) of $50.50 per share. Our common shares are currently traded on the NYSE under the symbol "HPT." The closing price of our common shares on March 12, 2010 was $23.69 per share.

        The following table sets forth for the periods indicated the high and low sale prices for our common shares as reported in the NYSE Composite Transactions reports:

Year Ended December 31, 2008	High	Low
First Quarter	$37.17	$29.50
Second Quarter	34.43	24.26
Third Quarter	25.44	18.65
Fourth Quarter	20.26	6.88
Year Ended December 31, 2009	High	Low
First Quarter	$15.38	$8.53
Second Quarter	15.48	9.04
Third Quarter	21.36	11.59
Fourth Quarter	24.27	17.96

        In April 2009, we suspended our distributions to common shareholders. We reinstated our quarterly common share distributions in January 2010 and currently intend to continue to declare and pay common share distributions on a quarterly basis. However, all our distributions will be made at the discretion of our board of trustees and the timing and amount of our future distributions will depend upon our earnings, our cash flows, our anticipated cash flows, our financial condition, maintenance of our real estate investment trust tax status, our ability to access capital and such other factors as our board of trustees may deem relevant from time to time. Therefore, there can be no assurance that we will continue to pay distributions in the future or that the amount of any distributions we do pay will not decrease.

        Information about cash distributions paid to common shareholders for 2008 is summarized in the table below. Common share distributions for 2008 were generally paid in the quarter following the quarter to which they related.

Distributions Per Common Share 2008
First Quarter	$0.77
Second Quarter	0.77
Third Quarter	0.77
Fourth Quarter	0.77

Total	$3.08

        On January 13, 2010, we announced a regular quarterly common dividend of $0.45 per share ($1.80 per share per year) payable to shareholders of record on January 25, 2010; we paid this distribution on February 23, 2010.

 TERMS OF THE OFFER

General

        Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal, including if the Offer is extended or amended and the terms and conditions of the extension or amendment, we are offering to purchase for cash any and all of the outstanding Notes at a purchase price of $1,000 for each $1,000 principal amount of Notes, plus accrued and unpaid interest up to, but not including, the Payment Date. You will not be required to pay a commission to us, the Dealer Managers, the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. If your Notes are held by a nominee, you should consult that nominee to determine whether it will charge any service fee in connection with the tender of your Notes. Except as set forth in Instruction 7 of the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

        We expressly reserve the right, but will not be obligated, to:

  (1)
  terminate the Offer and not accept for payment and purchase the tendered Notes and promptly return all tendered Notes to tendering holders, subject to the conditions set forth below;

  (2)
  waive any or all of the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered at or before the Expiration Date and not properly withdrawn;

  (3)
  extend the Expiration Date at any time; or

  (4)
  amend the Offer.

        Our right to delay acceptance for payment of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase is subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of the Offer. The Offer will expire at midnight, New York City time, on April 9, 2010, unless we extend it in our sole discretion. You should read the sections entitled "—Conditions to the Offer" and "—Extension, Waiver, Amendment and Termination" below.

        For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not properly withdrawn (or defectively tendered Notes with respect to which we have waived such defect) if, as and when we give oral (promptly confirmed in writing) or written notice to the Depositary of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes accepted for purchase in the Offer with the Depositary, which will act as agent for the tendering holders for the purpose of transmitting payments to the tendering holders, and upon such deposit by us with the Depositary, tendered Notes on account of which such deposit has been made will no longer be deemed to be outstanding and the holders thereof will be deemed to have irrevocably waived any rights they had or may have had thereunder. Notes accepted for purchase pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Notes validly tendered and not properly withdrawn. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

        We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Notes validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Notes validly tendered. The transfer or assignment, however, will not relieve us of our obligations under the Offer and will not prejudice holders' rights to receive the purchase price in exchange for the Notes validly tendered and accepted for payment.

        None of HPT, any member of our board of trustees, the Dealer Managers, the Depositary or the Information Agent makes any recommendation as to whether or not holders should tender their Notes pursuant to the Offer.

        There are three ways to tender your Notes, depending on the manner in which your Notes are held:

  (1)
  If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes;

  (2)
  If your Notes are held of record by DTC, you may tender them through ATOP; or

  (3)
  If your Notes are registered in your name,

  (a)
  complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions in the Letter of Transmittal,

  (b)
  mail or deliver the Letter of Transmittal and any other required documents to the Depositary at the address set forth on the back cover of this Offer to Purchase, and

  (c)
  either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase.

        As of the date hereof, all Notes are held in book-entry form through DTC and unless physical certificates are issued following the date hereof, the tendering procedures for book-entry street name holdings described herein should be followed except for Notes registered in the name of DTC or its nominees. However, in the event that after the date hereof physical certificates evidencing the Notes are issued to other than DTC or its nominee, then any holder of the Notes must complete and sign the Letter of Transmittal, and deliver such Letter of Transmittal and any other documents required by the Letter of Transmittal, together with certificate(s) representing all such tendered Notes, to the Depositary at its address set forth on the back cover of this Offer to Purchase at or before the Expiration Date.

        A holder with Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact and instruct that broker, dealer, commercial bank, trust company or other nominee to tender those Notes if such holder desires to tender those Notes. To be valid, tenders must be received by the Depositary at or before the Expiration Date.

Procedure for Tendering Notes

        Valid Tender.    For a holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or manually executed facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent's Message (as defined below) transmitted through ATOP in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase at or before the Expiration Date. In addition, at or before the Expiration Date, either:

  (1)
  such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent's Message transmitted through ATOP if the tendering holder has not delivered a Letter of Transmittal; or

  (2)
  certificates for tendered Notes must be received by the Depositary at such address.

        The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant.

        Only registered holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message transmitted through ATOP and other documents required by the Letter of Transmittal.

        If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Notes on behalf of the registered holder, in any case signed exactly as the name of the registered holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

        Need for Signature Guarantee.    Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a "Medallion Signature Guarantor") in the Securities Transfer Agents Medallion Program, unless the tendered Notes are tendered:

  (1)
  by the registered holder of such Notes, or by a participant in DTC whose name appears on a security position listing as the owner of such Notes, and that holder has not completed either of the boxes titled "A. Special Issuance/Delivery Instructions" or "B. Special Payment Instructions" on page 6 of the Letter of Transmittal; or

  (2)
  for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority or is a commercial bank or trust company having an office in the United States (each an "Eligible Institution").

        Book-Entry Delivery of the Notes.    Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary at or before the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Delivery of documents to DTC does not constitute delivery to the Depositary.

        No Guaranteed Delivery.    There are no guaranteed delivery procedures provided for by us in conjunction with the Offer. Holders of Notes must timely tender their Notes in accordance with the procedures set forth herein.

        General.    The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute:

  (1)
  the tendering holder's acceptance of the terms and conditions of the Offer; and

  (2)
  a representation and warranty by the tendering holder that:

  (a)
  such holder has the full power and authority to tender, sell, assign and transfer the tendered Notes;

    (b)
    when the same are accepted for payment by us, we will acquire good and valid title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights;

    (c)
    such holder will not sell, pledge, hypothecate or otherwise encumber or transfer any of the Notes tendered thereby from the date such Notes are tendered, and any such sale, pledge, hypothecation or encumbrance or transfer will be null and void and such holder will be solely liable for any claims arising out of such a transaction after tendering the Notes;

    (d)
    such holder has received this Offer to Purchase and the Letter of Transmittal;

    (e)
    such holder waives any and all rights with respect to such Notes (including, without limitation, any existing or past defaults and their consequences in respect of such Notes and the indenture under which the Notes were issued);

    (f)
    such holder releases and discharges HPT from any and all claims the holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the Notes, to convert the Notes into cash or common shares, to participate in any redemption of such Notes or be entitled to any of the benefits under the indenture under which the Notes were issued;

    (g)
    such holder irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes (with full knowledge that the Depositary also acts as the agent of HPT) with respect to such Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to HPT, (b) present such Notes for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from HPT, except as agent for the tendering holders, for the applicable consideration for any tendered Notes that are purchased by HPT) and (d) deliver the Letter of Transmittal, all upon the terms and subject to the conditions of the Offer; and

    (h)
    the holder will, upon request, execute and deliver any documents deemed by the Depositary or HPT to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered.

        The acceptance for payment by us of Notes will constitute a binding agreement between us and the tendering holder upon the terms and subject to the conditions of the Offer.

        Letters of Transmittal and Notes must be sent only to the Depositary. Do not send Letters of Transmittal or Notes to HPT or the Dealer Managers.

        The method of delivery of the Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering holder. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

        Form and Validity.    All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in the tender of Notes of any holder. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Withdrawal of Tendered Notes

        When Notes may be Withdrawn.    You may withdraw your tendered Notes at any time at or before the Expiration Date. You also may withdraw your Notes if we have not accepted them for payment by May 10, 2010. A withdrawal of previously tendered Notes may not be rescinded. Any Notes properly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are properly re-tendered.

        Holders who have withdrawn their previously tendered Notes may re-tender Notes at any time at or before the Expiration Date, by following one of the procedures described in "Procedure for Tendering Notes." In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering holder.

        Procedure for Withdrawing Notes.    For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal or a Request Message (as defined below) must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

  (1)
  specify the name of the person who tendered the Notes to be withdrawn;

  (2)
  contain a description of the Notes to be withdrawn;

  (3)
  specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes (unless such Notes were tendered by book-entry transfer, in which case, specify the name and number of the account at DTC to be credited);

  (4)
  unless transmitted through ATOP, be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees; and

  (5)
  if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Notes, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

        Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered holder, if different from that of the tendering holder, or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such Notes have been tendered for the account of an Eligible Institution. In lieu of submitting a written, telegraphic or facsimile transmission notice of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message (a "Request Message") to the Depositary. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the

Depositary, a Request Message or a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a Request Message or a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

        Form and Validity.    All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions to the Offer

        Notwithstanding any other provision of the Offer, we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and payment for, Notes tendered, subject to the rules under the Exchange Act, if at any time at or before the Expiration Date any of the following events has occurred (or been determined by us to have occurred):

  (1)
  there is pending or has been threatened or instituted any action, proceeding or investigation by or before any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which (a) challenges the making of the Offer, the acquisition of Notes pursuant to the Offer or otherwise relates in any manner to the Offer, or (b) in our reasonable judgment, could have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of HPT and its subsidiaries, taken as a whole (a "Material Adverse Effect");

  (2)
  there shall have occurred any change or effect that, individually or when taken together with all other such changes or effects, in our reasonable judgment could have a Material Adverse Effect;

  (3)
  a statute, rule, regulation, judgment, order, stay or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or that could have a Material Adverse Effect;

  (4)
  there has been or is likely to occur any event or series of events that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to HPT of the Offer or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in the best interests of HPT;

  (5)
  there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities in the United States securities or financial markets (whether or not mandatory), (b) any material adverse change in the price of the Notes, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (e) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (f) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any material adverse change in United

    States securities or financial markets generally, (h) any material change in the United States currency exchange rates or exchange controls or a suspension of, or limitations on, the markets therefor (whether or not mandatory) or (i) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  (6)
  there has been or is likely to occur any change or development, including without limitation, a change or development involving a prospective change, in or affecting the business or financial affairs of HPT and its subsidiaries which, in our reasonable judgment, could or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits of the Offer to HPT;

  (7)
  the trustee for the Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of the Notes; or

  (8)
  a tender or exchange offer for any or all of HPT's common shares, or any merger, acquisition, business combination or other similar transaction with or involving HPT or any of its subsidiaries has been made, proposed or announced by any person or has been publicly disclosed.

        All of the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion at or prior to the Expiration Date.

Extension, Waiver, Amendment and Termination

        We expressly reserve the right, in our sole discretion at any time or from time to time at or prior to the Expiration Date, subject to applicable law:

  (1)
  to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Notes, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

  (2)
  to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

  (3)
  to waive in whole or in part any condition to the Offer at or prior to the Expiration Date and accept for payment and purchase all Notes validly tendered and not property withdrawn at or before the Expiration Date.

        We may extend the Offer until the satisfaction of the conditions to the completion of the Offer. We expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions set forth under "Conditions to the Offer" have not been satisfied or waived by us at or before the Expiration Date.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act. If, prior to the Expiration Date, we should decide to decrease the aggregate principal amount of Notes being sought or to change the amount of consideration being offered in the Offer, such decrease in the aggregate principal amount of Notes being sought or change in the amount of consideration being offered will be applicable to all holders whose Notes are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the aggregate principal amount of Notes or change in the consideration being offered is first published, sent or given to holders of such Notes, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

        We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release. We also will promptly inform the Depositary of any decision to terminate the Offer.

        If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to holders of Notes who have validly tendered their Notes in the Offer. In any such event, any Notes previously tendered will be returned promptly to the tendering holders thereof in accordance with Rule 13e-4(f)(5) under the Exchange Act.

SECURITY OWNERSHIP

        Neither we, nor to the best of our knowledge, any of our executive officers, trustees, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries' trustees, directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) own any Notes or (b) have effected any transactions involving the Notes during the 60 days prior to the date of this Offer to Purchase. To the best of our knowledge, we will not acquire any Notes from any of our trustees, officers or affiliates pursuant to the Offer.

CERTAIN SIGNIFICANT CONSIDERATIONS

        In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Offer to Purchase and the documents that we incorporate by reference into this Offer to Purchase, including the important factors described in "Warning Concerning Forward Looking Statements." These are not the only risks we face. Any of these risks, as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the Notes to decline, which in turn could cause you to lose all or part of your investment.

        Consummation of the Offer may affect the liquidity, market value and price volatility of the Notes.    The Notes are not listed on any national securities exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. However, the Notes are eligible for trading on the PORTAL Market. To the extent that you don't tender Notes pursuant to the Offer, your ability to trade any Notes you continue to hold will become more limited. A debt security with a smaller outstanding principal amount available for trading (the "float") may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of Notes that are not tendered pursuant to the Offer more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. Holders of Notes not tendered and purchased in the Offer may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that any trading market will exist for such Notes following consummation of the Offer.

        There is limited market and trading information with respect to the Notes.    The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders of the Notes are urged to contact their brokers to obtain the best available information as to current market prices.

        We may incur more debt.    We are not prohibited from incurring debt under the terms of the Notes, including secured debt and debt on parity with or subordinate to the Notes. If we incur additional debt, including secured debt, our ability to pay amounts due on Notes that remain outstanding upon consummation of the Offer could be adversely affected.

        We may not have funds to repurchase the Notes on March 20, 2012 or on later dates or upon a change of control transaction.    We are making the Offer at this time in order to give us the ability to repurchase the Notes on an orderly basis in advance of any anticipated exercise of the repurchase rights. If we are unable to purchase the Notes tendered pursuant to the Offer, we may not be able to obtain the financing necessary to pay the purchase price in cash for the Notes in the event we are required to repurchase some or all of the Notes upon exercise by the holders of the repurchase rights on March 20, 2012 and on later dates or upon a change of control transaction.

        Treatment of Notes Not Purchased in the Offer.    Notes not tendered and/or accepted for payment in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the indenture which governs the Notes will remain unchanged. No amendment to the indenture is being sought. From time to time after the tenth business day following the Expiration Date, we or our affiliates may acquire Notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, we may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offer at any time that we are permitted to do so under the terms of the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our subsidiaries will choose to pursue in the future.

        Substantial Existing Indebtedness.    At December 31, 2009, we had $2.2 billion in debt outstanding, which was 42% of our total book capitalization. Our note indenture and revolving credit facility permit us and our subsidiaries to incur additional debt, including secured debt. If we default in paying any of our debts or honoring our debt covenants, it may create one or more cross defaults, our debts may be accelerated and we could be forced to liquidate our assets for less than the values we would receive in a more orderly process. In addition, due to the amount of our debt, there can be no assurance that we will have sufficient earnings, access to liquidity or cash flow in the future to meet our debt service obligations under the Notes that remain outstanding following consummation of the Offer.

 WARNING CONCERNING FORWARD LOOKING STATEMENTS

        THIS OFFER TO PURCHASE AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN STATEMENTS AND IMPLICATIONS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. WHENEVER WE USE WORDS SUCH AS "BELIEVE", "EXPECT", "ANTICIPATE", "INTEND", "PLAN", "ESTIMATE", OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. FORWARD LOOKING STATEMENTS IN THIS OFFER TO PURCHASE RELATE TO VARIOUS MATTERS, INCLUDING:

  •
  THIS OFFER TO PURCHASE STATES THAT THE COMPANY EXPECTS TO PURCHASE THE NOTES. IN FACT, THE OFFER IS SUBJECT TO THE CONDITIONS DESCRIBED HEREIN. IF THESE CONDITIONS ARE NOT SATISFIED OR WAIVED, THIS OFFER MAY NOT CLOSE. IN ADDITION, WE MAY TERMINATE THE OFFER AT ANY TIME OR CHANGE THE CONDITIONS OF THE OFFER. WE THEREFORE CANNOT ASSURE YOU THAT WE WILL COMPLETE THE OFFER ON A TIMELY BASIS ON THE TERMS DESCRIBED IN THIS OFFER TO PURCHASE, IF AT ALL. OTHER RISKS MAY ADVERSELY IMPACT OUR ABILITY TO COMPLETE THE OFFER, AS DESCRIBED MORE FULLY UNDER "CERTAIN SIGNIFICANT CONSIDERATIONS" ABOVE AND IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009, UNDER "ITEM 1A. RISK FACTORS," WHICH IS INCORPORATED HEREIN BY REFERENCE.

  •
  THIS OFFER TO PURCHASE STATES THAT THE COMPANY MAY EXTEND THE OFFER. IN FACT, THE COMPANY DOES NOT KNOW WHETHER IT WILL EXTEND THE OFFER AND ANY DECISION TO EXTEND OR NOT EXTEND THE OFFER WOULD BE BASED ON MANY VARIABLES, INCLUDING, AMONG OTHERS, CHANGES IN THE ECONOMY AND CAPITAL MARKETS, THE AMOUNT OF NOTES TENDERED, GENERAL ECONOMIC AND REAL ESTATE CONDITIONS, AND TAX MATTERS, INCLUDING FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST. WE THEREFORE CANNOT ASSURE YOU THAT IF LESS THAN ALL OF THE NOTES ARE TENDERED THAT WE WILL CHOOSE TO EXTEND THE OFFER.

  •
  THIS OFFER TO PURCHASE STATES THAT WE RESERVE THE RIGHT FOLLOWING THE TENTH BUSINESS DAY AFTER THE OFFER TO PURCHASE ANY OF THE NOTES NOT PURCHASED IN THE OFFER. IN FACT, ANY DECISION TO PURCHASE ADDITIONAL NOTES WILL BE MADE AT A LATER DATE AND WILL DEPEND ON SIMILAR VARIABLES TO THOSE DISCUSSED ABOVE WITH RESPECT TO OUR DECISION AS TO WHETHER TO EXTEND THE OFFER, AS WELL AS OUR AVAILABLE FINANCING SOURCES AND POSSIBLE ALTERNATIVE USES FOR OUR CAPITAL AT SUCH TIME. ACCORDINGLY, WE CANNOT ASSURE YOU THAT WE WILL PURCHASE ANY ADDITIONAL NOTES AFTER THE CONSUMMATION OF THE OFFER.

        YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

        EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

 STATEMENT CONCERNING LIMITED LIABILITY

        THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING HOSPITALITY PROPERTIES TRUST, DATED AUGUST 21, 1995, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HOSPITALITY PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HOSPITALITY PROPERTIES TRUST. ALL PERSONS DEALING WITH HOSPITALITY PROPERTIES TRUST IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF HOSPITALITY PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings by accessing the SEC's Internet site at www.sec.gov or by accessing our internet site at www.hptreit.com. Website addresses are included in this Offer to Purchase as textual references only and the information in such websites is not incorporated by reference into this Offer to Purchase.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Purchase. Statements in this Offer to Purchase regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to this Offer to Purchase. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this Offer to Purchase.

        We incorporate by reference the documents listed below that have been filed with the SEC:

  (1)
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on February 24, 2010;

  (2)
  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, from our definitive Proxy Statement for our Annual Meeting of Shareholders filed February 24, 2010; and

  (3)
  our Current Report on Form 8-K filed on January 20, 2010.

        We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this Offer to Purchase or that are filed as an exhibit to the Tender Offer Statement on Schedule TO. You may obtain this information at no cost by writing or telephoning us at: 400 Centre Street, Newton, Massachusetts 02458, (617) 964-8389, Attention: Investor Relations.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        To ensure compliance with the requirements imposed by the Internal Revenue Service (the "IRS"), holders should be aware that any discussions of United States federal tax issues set forth in this Offer to Purchase or the Letter of Transmittal were written to support the promotion and marketing by the Company of the Offer. Such discussions were not intended or written to be used, and they cannot be used, by any person for the purpose of avoiding any United States tax penalties that may be imposed on such person. Each holder of Notes should seek advice based on its particular circumstances from an independent tax advisor.

        This is a summary of the material United States federal income tax consequences related to a sale of Notes by beneficial owners of Notes pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations now in effect, all of which are subject to change (possibly with retroactive effect) or differing interpretations. We have not sought a ruling from the IRS with respect to any matter described in this summary, and we cannot provide any assurance that the IRS or a court will agree with the statements made in this summary. The discussion below deals only with Notes that are held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts ("REITs"), dealers in securities or currencies, certain United States expatriates, tax-exempt entities, persons using a mark-to-market method of accounting for United States federal income tax purposes, or persons holding Notes in a tax-deferred or tax-advantaged account, as a position in a straddle or as part of a hedge, conversion, constructive sale transaction, or constructive ownership transaction for such tax purposes. The discussion does not address all of the tax consequences that may be relevant to a sale of Notes pursuant to the Offer, including the United States federal estate, gift or generation-skipping transfer tax consequences or any state, local or foreign tax consequences of the Offer. Moreover, the discussion does not address the application, or the potential application, of the alternative minimum tax.

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of our Notes that is a partnership and partners in such a partnership should consult their tax advisors about the United States federal income tax consequences of the sale of our Notes pursuant to the Offer.

        Holders should consult their own tax advisors with respect to the tax consequences to them of the disposition of Notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

United States Holders

        For purposes of this summary, a "United States Holder" is a beneficial owner of our Notes who or which for United States federal income tax purposes is:

  •
  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the United States federal income tax laws;

  •
  a corporation or other entity treated as a corporation for United States federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  (a) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury regulations to be treated as a United States person;

and if such status as a United States Holder is not overridden pursuant to the provisions of an applicable tax treaty.

Sale of Notes

        The receipt of cash by a United States Holder from a sale of a Note pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. Subject to the market discount rules discussed below, a United States Holder will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash received (other than any amounts attributable to accrued but unpaid interest, as described below) and (b) the United States Holder's adjusted tax basis in the Note. In general, a United States Holder's adjusted tax basis in a Note equals (a) such United States Holder's initial cost of such Note (not including any accrued interest paid upon acquisition), (b) increased by any market discount, as discussed below, previously included in income by such United States holder with respect to such Note and (c) decreased by any amortizable bond premium previously taken into account by the United States Holder with respect to the Note. Such capital gain or loss will be long-term capital gain or loss if the United States Holder held the Note for more than one year at the time of such sale. A preferential tax rate may apply to long-term capital gain recognized by a noncorporate United States Holder. The deductibility of capital losses is subject to certain limitations. The cash received attributable to accrued but unpaid interest that has not yet been included in the United States Holder's income will be taxable as ordinary interest income, except to the extent any amount received is attributable to prior accrued stated interest paid by the United States Holder upon acquisition of the Note.

        A Note has "market discount" if its stated principal amount exceeds its tax basis in the hands of a United States Holder immediately after the United States Holder's acquisition of the Note, unless a statutorily defined de minimis exception applies. Gain recognized by a United States Holder with respect to a Note acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued. This rule will not apply to a United States Holder who has elected to include market discount in income as it accrues on the Note for United States federal income tax purposes. Such a United States Holder will instead include in ordinary income the market discount on the Note that has accrued through the date of the sale pursuant to the Offer that has not already been included in the United States Holder's income, which inclusion will increase the United States Holder's adjusted tax basis in the Note and decrease the gain the United States Holder would otherwise report on the sale of the Note.

Backup Withholding and Information Reporting

        The Offer proceeds may be subject to information reporting and may also be subject to United States federal backup withholding if the United States Holder thereof fails to supply an accurate taxpayer identification number in the required manner or otherwise fails to comply with applicable United States information reporting or certification requirements. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a credit against a United States Holder's United States federal income tax liability and may entitle such United States Holder to a refund from the IRS, provided the required information is timely furnished to the IRS.

Non-United States Holders

        As used herein, the term "Non-United States Holder" means a beneficial owner of the Notes, other than a partnership, that is not a United States Holder as defined above. Each Non-United States Holder is urged to consult its own tax advisors regarding the United States federal, state, local and foreign tax consequences of the Offer.

In General

        The receipt of cash by a Non-United States Holder from a sale of a Note pursuant to the Offer, and for amounts attributable to accrued but unpaid interest on the Note, generally will not be subject to United States federal income or withholding tax, provided that (a) such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote; (b) such Non-United States Holder is neither a controlled foreign corporation that is related to us through stock ownership nor a bank receiving interest on a loan entered into in the ordinary course of business; (c) such interest and any gain realized on a sale of a Note pursuant to the Offer is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States; (d) the applicable withholding agent has received from such Non-United States Holder a properly executed, applicable IRS Form W-8 or substantially similar form in the year of receipt or in a previous calendar year to the extent provided for in the instructions to the applicable IRS Form W-8; (e) any such Non-United States Holder who is an individual is present in the United States for fewer than 183 days during the taxable year of the sale pursuant to the Offer; and (f) Section 897 of the Code, as discussed below, does not apply to the Notes or to the Non-United States Holder.

        The IRS Form W-8 or substantially similar form must be signed by the Non-United States Holder under penalties of perjury certifying that such person is a Non-United States Holder and providing, among other things, the name and address of the Non-United States Holder. A Non-United States Holder must inform the applicable withholding agent of any change in the information on the statement within 30 days of the change. If a Non-United States Holder holds a Note through a securities clearing organization or other qualified institution, the organization or institution may provide a signed statement to the applicable withholding agent. However, in that case, the signed statement generally must be accompanied by a statement containing the relevant information from the executed IRS Form W-8 or substantially similar form such Non-United States Holder provided to the organization or institution. If the Non-United States Holder holds a Note through certain foreign intermediaries or certain foreign partnerships, the Non-United States Holder and the foreign intermediary or foreign partnership must satisfy the certification requirements of applicable Treasury regulations.

        Except in the case of income or gain in respect of a Note that is effectively connected with the conduct of a United States trade or business, discussed below, interest received or gain realized by a Non-United States Holder that does not qualify for exemption from taxation (as described above) generally will be subject to United States federal income tax at a rate of 30% (and in the case of interest, withholding) unless reduced or eliminated by an applicable tax treaty. A Non-United States Holder must generally use an applicable IRS Form W-8 or substantially similar form to claim tax treaty benefits. A Non-United States Holder claiming benefits under an income tax treaty must be aware that it may be required to obtain a taxpayer identification number and to provide a certification of eligibility under the applicable treaty's limitations on benefits article in order to comply with the applicable certification requirements of the Treasury regulations.

        Interest or gain on the sale of a Note held by a Non-United States Holder that is effectively connected with the conduct of a United States trade or business of such Non-United States Holder (and, if required by an applicable tax treaty, is attributable to a United States permanent establishment) is subject to regular United States federal income tax on that interest or gain in generally the same manner as interest received or gain realized by United States Holders, and general United States federal income tax return filing requirements will apply. In addition, if the Non-United States Holder is a corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected adjusted earnings and profits for the taxable year of the sale, unless it qualifies for a lower rate under an applicable tax treaty. To obtain an exemption from 30% withholding on interest on the Notes that is effectively connected with the conduct of a United States trade or business by a Non-United States Holder, such Non-United States Holder generally must provide the applicable withholding agent with a properly executed applicable IRS Form W-8 or substantially similar form.

Section 897

        A Non-United States Holder may be subject to United States federal income tax, increased United States tax filing requirements, and possibly a branch profits tax, in respect of all of the gain realized on the sale of the Notes pursuant to the Offer if those Notes constitute United States real property interests under Section 897 of the Code and related Treasury regulations. The Notes will not constitute United States real property interests if we are a "domestically controlled" REIT. A domestically controlled REIT is a REIT in which, at all times during the preceding five-year period, less than 50% in value of its shares is held directly or indirectly by foreign persons. We believe that we have been and will remain a domestically controlled REIT and thus a Non-United States Holder's gain on the sale of the Notes pursuant to the Offer will not be subject to United States federal income taxation as a sale of a United States real property interest. However, because our Notes and common shares are traded, we can provide no assurance that we have been or will remain a domestically controlled REIT. If we are not a domestically controlled REIT, but our common shares or the Notes, as the case may be, are "regularly traded," as defined by applicable Treasury regulations, on an "established securities market," then a Non-United States Holder's gain on the sale of the Notes pursuant to the Offer will not be subject to United States federal income taxation as a sale of a United States real property interest if:

  •
  the Non-United States Holder has not directly or indirectly owned, at any time during the preceding five-year period, more than 5% of the total outstanding Notes;

  •
  the Non-United States Holder has not directly or indirectly owned, at any time during the preceding five-year period, more than 5% of our outstanding common shares; and

  •
  upon the date of the Non-United States Holder's acquisition of any of the Notes or any other interests in our Company not regularly traded on an established securities market, the aggregate fair market value of the Non-United States Holder's directly and indirectly owned Notes, plus any of the Non-United States Holder's other directly or indirectly owned interests in our Company not regularly traded on an established securities market, did not exceed 5% of the aggregate value of our regularly traded class of shares with the lowest aggregate fair market value.

The NYSE, where our common shares trade, is an established securities market for these purposes, but it is not clear whether the PORTAL Market, where the Notes are eligible for trading, is one. Because the Notes of others may be redeemed or repurchased and are convertible, a Non-United States Holder's percentage interest of the total outstanding Notes may increase even if it acquires no additional Notes.

        As stated above, we believe that we have been and will remain a domestically controlled REIT, such that Non-United States Holders would generally not be subject to United States federal income tax on gain from a disposition of our Notes under Section 897 of the Code, and therefore no United States federal income tax withholding would apply to such dispositions. But if we are not or cease to remain a domestically controlled REIT, then we would be a United States real property holding corporation under Section 897 of the Code. In that event, Sections 1445 and 1446 of the Code might require income tax withholding on taxable dispositions of Notes by or for the benefit of Non-United States Holders at a rate of 10% of the amount realized, or in some cases 35% of the gain realized, on such dispositions. Because we believe that we have been and will remain a domestically controlled REIT, we do not intend to withhold any Offer proceeds under Section 1445 of the Code. However, each person under a potential obligation to withhold tax under Sections 1445 or 1446 of the Code should consider whether or not it must withhold any amounts. For example, income tax withholding under Sections 1445 or 1446 of the Code in respect of Offer proceeds may be required of disposing United States Holders that are partnerships, trusts, estates, and other entities because of their beneficial ownership by Non-United States Holders if we are not a domestically controlled REIT. We encourage Non-United States Holders to consult with their own tax advisors to determine whether they meet the ownership thresholds discussed above in the event that we are not a domestically controlled REIT, or whether they or their Notes otherwise qualify for exemption from Sections 897, 1445, and 1446 of the Code.

Backup Withholding and Information Reporting

        Unless the Non-United States Holder complies with certification procedures to establish that it is a Non-United States Holder, information returns may be filed with the IRS in connection with the Offer proceeds, and Non-United States Holders may be subject to United States backup withholding on the Offer proceeds. Compliance with the certification procedures required to claim the exemption from withholding tax described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder's United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-Tendering Holders

        There will be no United States federal income tax consequences by reason of the Offer to a holder of Notes who does not tender a Note pursuant to the Offer. The United States federal income tax consequences of a holder of Notes continuing to hold a Note will not be affected by not tendering the Note pursuant to the Offer. However, our purchase of Notes pursuant to the Offer would reduce the number of outstanding Notes and thereby increase the percentage of the Notes held by each remaining holder of Notes. This increase might affect the United States federal income tax consequences to a Non-United States Holder upon a subsequent disposition of Notes under Sections 897, 1445, and 1446 of the Code, as discussed above.

 THE DEALER MANAGERS, DEPOSITARY AND INFORMATION AGENT

Dealer Managers

        Banc of America Securities LLC, BNY Mellon Capital Markets, LLC and Citigroup Global Markets Inc. are acting as the Dealer Managers for the Offer. In this capacity Banc of America Securities LLC, BNY Mellon Capital Markets, LLC and Citigroup Global Markets Inc. may contact holders or beneficial owners of the Notes regarding the Offer and may ask brokers, dealers, commercial banks and others to mail this Offer to Purchase and other materials to beneficial owners of the Notes. We have agreed to pay the Dealer Managers a reasonable and customary fee for their services as Dealer Managers. We have agreed to indemnify the Dealer Managers and their affiliates against certain liabilities in connection with the Offer, including liabilities under the United States federal securities laws.

        The Dealer Managers and their affiliates have engaged in and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In addition, affiliates of some of the Dealer Managers are participating lenders under our revolving credit facility which may be used by us to finance a portion of the Offer. At any time, the Dealer Managers may trade the Notes or our common shares for their own accounts or for the accounts of customers and, accordingly, may hold a long or short position in the Notes or our common shares. The Dealer Managers are not obligated to make a market in the Notes.

        Any holder who has questions concerning the terms of the Offer may contact the Dealer Managers at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase.

Depositary and Information Agent

        The Depositary for the Offer is D.F. King & Co., Inc. As compensation for its services, D.F. King & Co., Inc., in its capacity as Depositary, will receive a fee in a customary amount, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the United States federal securities laws.

        D.F. King & Co., Inc. is also acting as the Information Agent for the Offer. We will pay D.F. King & Co., Inc., in its capacity as the Information Agent, reasonable and customary compensation for such services, plus reimbursement for out-of-pocket expenses.

        All deliveries, correspondence and questions sent or presented to D.F. King & Co. Inc., either in its capacity as the Depositary or the Information Agent, relating to the Offer should be directed to the address or telephone number set forth on the back cover page of this Offer to Purchase.

        Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Managers, in connection with the solicitation of tenders of Notes pursuant to the Offer.

        In connection with the Offer, trustees and officers of the Company and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Trustees and officers of the Company will not be specifically compensated for these services. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of the Notes.

The Depositary for the Offer is:

D.F. King & Co., Inc.

By Registered or Certified Mail or by Hand or by Overnight Courier: D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005	By Facsimile (for Eligible Institutions only): (212) 809-8838 Confirm by Telephone: Elton Bagley (212) 493-6996

        Any questions regarding procedures for tendering Notes or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address and telephone numbers set forth below:

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005

Banks and Brokers, Call Collect:
(212) 269-5550

All Others Call Toll Free:
(800) 967-4604

        Any questions regarding the terms of the Offer should be directed to the Dealer Managers at the addresses and telephone numbers set forth below:

The Dealer Managers for the Offer are:

BofA Merrill Lynch	BNY Mellon Capital Markets, LLC	Citigroup Global Markets Inc.
214 N. Tryon Street, 17th Floor Charlotte, NC 28255 Attention: Debt Advisory Services Toll Free: (888) 292-0070 Collect: (980) 388-4603	32 Old Slip, 15th Floor New York, NY 10286 Toll Free: (800) 269-6864 Collect: (212) 804-2351	390 Greenwich Street, 4th Floor New York, NY 10013 Attention: Liability Management Group Toll Free: (800) 558-3745 Collect: (212) 723-6106

QuickLinks

  Exhibit (a)(1)(i)
OFFER TO PURCHASE
TABLE OF CONTENTS
IMPORTANT
SUMMARY TERM SHEET
HOSPITALITY PROPERTIES TRUST
PURPOSE OF THE OFFER
SOURCE AND AMOUNT OF FUNDS
MARKET PRICE INFORMATION
TERMS OF THE OFFER
SECURITY OWNERSHIP
CERTAIN SIGNIFICANT CONSIDERATIONS
WARNING CONCERNING FORWARD LOOKING STATEMENTS
STATEMENT CONCERNING LIMITED LIABILITY
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
THE DEALER MANAGERS, DEPOSITARY AND INFORMATION AGENT